[Quipp, Inc. logo]



January 29, 2002


Mr. Michael S. Kady
4026 Austin Drive
St. Charles, MO   63304

Dear Mike:

We are pleased to offer you employment as President and Chief Executive Officer of Quipp, Inc. We look forward to having you join our Board of Directors and leading our efforts to expand Quipp's business. The following will confirm the terms of our offer that I discussed with you by telephone:

Title:  President and Chief Executive Officer of Quipp, Inc.

Starting Date:  February 4, 2002

Annual Salary:  $160,000

Other Benefits: You will participate in standard employee benefits, including medical, dental and vacation, in accordance with the terms of those plans, as they may be amended from time to time.

Automobile Allowance: You will receive an automobile allowance in accordance with current Quipp policies, except that you will receive an additional $100 per month.

Board Seat: You will be elected to the Boards of Directors of Quipp, Inc. and Quipp Systems, Inc.

Stock Incentive: You will be granted 1,000 shares of restricted stock under Quipp's 1996 Equity Compensation Plan on the date you commence employment. The restricted stock will remain subject to restrictions (including forfeiture on termination of employment) until the first anniversary of the date your employment commences.

     QUIPP, INC. o 4800 N.W. 157th STREET o MIAMI LAKES, FLORIDA 33014-6434
                   PHONE: (305) 623-8700 o FAX: (305) 623-0980

Mr. Michael S. Kady
January 29, 2002
Page 2


Stock Options: You will be granted a stock option to purchase 6,000 shares of Quipp, Inc. common stock in accordance with the terms of Quipp's 1996 Equity Compensation Plan. Generally, and although the terms of the 1996 Equity Compensation Plan are controlling, the options will vest as to 2,000 shares on each of the first three anniversaries of the date you commence employment, provided you remain employed by Quipp. The exercise price per share of the stock subject to the options will be equal to the closing price per share of Quipp, Inc. common stock as reported by Nasdaq on the date of commencement of your employment.

Change of Control Agreement: We will provide a change of control agreement similar to those provided to other officers of Quipp, Inc. or Quipp Systems, Inc.

Severance Agreement: We will provide a severance agreement entitling you to one year's salary in the event you are terminated by Quipp during the first two years of your employment for any reason other than cause (as defined in more detail in that agreement). However, if, during the term of the severance agreement, you also become entitled to a change of control payment, you will not be entitled to any payment under the severance agreement.

Relocation Expense: We will reimburse your reasonable and documented relocation expenses. We expect that your relocation will be completed by the end of the third month following your employment. We will also reimburse your reasonable and documented temporary living expenses for up to six months.

In accepting our offer, you represent to us that you are under no contractual obligation to refrain from working for a competitor of any prior employer and that you will not violate any legal or contractual confidentiality duties that you may owe to a prior employer.

If the foregoing is acceptable, please sign the attached copy of this letter and return it in the attached envelope as soon as possible so that we can issue a press release announcing your appointment to our shareholders and the public.

     QUIPP, INC. o 4800 N.W. 157th STREET o MIAMI LAKES, FLORIDA 33014-6434
                   PHONE: (305) 623-8700 o FAX: (305) 623-0980

Mr. Michael S. Kady
January 29, 2002
Page 3


In anticipation of your acceptance of our offer, the Board of Directors joins me in congratulating you on becoming Quipp's President and Chief Executive Officer. We look forward to supporting your leadership.


Best regards,

/s/ Ralph M. Branca
-----------------------------------------
    Ralph M. Branca
    President and Chief Executive Officer


ACCEPTED:

/s/ Michael S. Kady
-------------------
    Michael S. Kady


Date:  Jan. 30, 2002
       -------------


     QUIPP, INC. o 4800 N.W. 157th STREET o MIAMI LAKES, FLORIDA 33014-6434
                   PHONE: (305) 623-8700 o FAX: (305) 623-0980